Exhibit 10.6

February 27, 2017

Mr. Peter Donato

[address]

Dear Peter:

On behalf of everyone at Neuronetics, we are delighted at the prospect of having you become part of our Senior Management Team. We are pleased to offer you employment with Neuronetics, Inc. on the following terms:

1.	Position. You will serve in a full-time capacity as Vice President and Chief Financial Officer. You will report to Chris Thatcher, President and Chief Executive Officer of the Company. Your primary duties will be those consistent with your title. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. Your anticipated start date will be April 10, 2017.

2.	Salary. You will be compensated at a semi-monthly rate of $12,708.33, less applicable taxes and other withholdings, on the 15th and the last day of each month, or the business day prior if these are not a business day, based on an annualized base salary of $305,000 (the “Base Salary”). This salary will be paid in accordance with the Company’s standard payroll practices for salaried employees, and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Bonus. You will be eligible to receive a discretionary cash bonus equal to a percentage of your annual Base Salary (the “Incentive Bonus”), which Incentive Bonus will be payable based on the financial performance of the Company, the attainment of certain corporate and departmental goals and your personal performance. The amount of such Incentive Bonus will be determined in the sole discretion of the Board of Directors of the Company (the “Board”). The Incentive Bonus, if any, for 2017 is targeted at 30% of your annual Base Salary in 2017 and will not be prorated. The Incentive Bonus may be increased or decreased dependent upon the attainment of certain corporate, departmental and personal performance measures, as defined by you and the CEO, and will be paid on or before March 31, 2018, provided you are employed by the Company or its successor on that date.

4.	Benefits. You will be permitted to participate in such group medical, dental, vision, life, accident and long-term disability insurance and other fringe benefits and retirement plans as the Company may make available from time to time to its other similarly situated senior employees; provided, however, that nothing contained in this letter agreement shall restrict the ability of the Company to amend or terminate such plans, programs and arrangements at any time and from time to time.

5.	Vacation. You will be eligible for vacation each year, in accordance with the Company’s standard vacation policy, and to those holidays observed by the Company. The Company’s current vacation policy permits four weeks of vacation per year for Vice President level employees prorated for your first year of employment based on your start date. Based upon our proration calculation, you are eligible for approximately 15 vacation days in 2017. Arrangements for all such absences must, of course, be made to ensure that your responsibilities are properly covered.

NeuroStar / 3222 Phoenixville Pike, Malvern, PA 19355

T 610.640.4202 / F 610.640.4206 / NeuroStar.com

6.	Stock Options. You will also be granted a non-qualified stock option to purchase a number of shares of the common stock of the Company equal to 0.85% of the Company’s fully-diluted common stock. The exercise price per share will be equal to the fair market value per share on the grant date of such options by the Compensation Committee of the Board of Directors. You will vest in 25% of the option shares on the first anniversary of the commencement of employment and 1/36th of the option shares each month thereafter. The terms and conditions of the options will be more fully described in the Company’s Amended and Restated 2003 Stock Incentive Plan and Stock Option Agreement to be provided to you.

7.	Relocation Assistance. You will be provided relocation assistance to assist in your relocation to the Malvern, PA area. This assistance is intended for use in reimbursing you for specific relocation costs, as noted below and available only for relocation completed within 24 months of your start date. By signing this offer letter, you agree that if you terminate employment with the company voluntarily or for cause within twenty-four (24) months of the effective date of your position as Vice President and Chief Financial Officer, you will reimburse the company all monies paid to you under this relocation assistance program. The relocation assistance will include reimbursement for the expenditures listed below:

a. Weekly round-trip coach class airfare from Cincinnati, OH to Malvern, PA.

b. Airport parking during visits to Malvern.

c. A daily meal allowance while in Malvern not to exceed $50 per day.

d. A temporary housing allowance in Malvern not to exceed $2,000 per month.

e. During the twenty-four (24) month period following your date of hire, you shall have the option to convert any remaining balance of the assistance program noted in Sections 7(a)-(d), to an allowance to pay for reasonable expenses associated with moving your household goods from Cincinnati, Ohio to the Malvern, PA area in an amount not to exceed $100,000 in aggregate.

f. Should you decide to move to the Malvern, PA area after the twenty-four (24) month period of the above assistance program has expired, you will be provided a separate allowance to pay for reasonable expenses associated with moving your household goods from Cincinnati, Ohio to the Malvern, PA area in an amount not to exceed $100,000 in aggregate. Should you take advantage of this Section 7(f), you agree that if you terminate employment with the company voluntarily or for cause within twenty four (24) months of the final reimbursement of this Section 7(f), you will reimburse the company all monies paid to you under this Section 7(f).

g. All reimbursed expenses under the above assistance programs which are taxable for Federal and/or State income tax purposes will be grossed-up to offset employee’s tax liability.

8.	Restrictive Covenant and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Restrictive Covenant and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

9.

Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and

NeuroStar / 3222 Phoenixville Pike, Malvern, PA 19355

T 610.640.4202 / F 610.640.4206 / NeuroStar.com

the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may not be changes, except by an express written agreement signed by you and a duly authorized officer of the Company.

10.	Severance. If you should be terminated by the Company without Cause (as defined in Exhibit B attached hereto), the Company will have no obligation to you except that the Company will pay you all accrued, but unpaid, Base Salary, vacation benefit and any unpaid expenses or expense reimbursements accrued prior to the effective date of such termination. In addition, subject to and at the discretion of the Board of Directors at the time of and in connection with your termination, the Company may pay you severance in an amount equal to three (3) months of your Base Salary in effect as of the effective date of termination (the “Severance Amount”), provided that you have executed a Severance and Release Agreement in a form acceptable to the Company.

11.	Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company. you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

12.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

13.	Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

14.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the Commonwealth of Pennsylvania.

We hope that you find the foregoing terms acceptable. This offer is available for your acceptance until the end of business on March 1, 2017. Any acceptance postmarked after this date will be considered invalid. Please countersign your acceptance of this offer in the space provided below and return to me along. with the Restrictive Covenant and Invention Assignment Agreement as soon as possible. This offer and your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States as required by law, as well as satisfactory completion of reference and criminal background checks and drug screening.

Please do not hesitate to contact me or Mark Bausinger should you have any questions. We look forward to you joining the Neuronetics team.

Sincerely,

NEURONETICS, INC.

By:	/s/ Christopher Thatcher
Name:	Christopher Thatcher
Title:	President and Chief Executive Officer

NeuroStar / 3222 Phoenixville Pike, Malvern, PA 19355

T 610.640.4202 / F 610.640.4206 / NeuroStar.com

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the successful completion of a drug screening test and criminal history and background checks, as well as upon execution of the Restrictive Covenant and Invention Assignment Agreement.

/s/ Peter Donato	Date:	March 1, 2017
Name: Peter Donato

SSN:	DOB:

NeuroStar / 3222 Phoenixville Pike, Malvern, PA 19355

T 610.640.4202 / F 610.640.4206 / NeuroStar.com

Exhibit A

NEURONETICS, INC.

RESTRICTIVE COVENANT AND INVENTION ASSIGNMENT AGREEMENT

PETER DONATO

In consideration of my employment by Neuronetics, Inc., a Delaware corporation (the “Company”), and compensation received by me in connection therewith, I hereby agree as follows:

PROPRIETARY INFORMATION. At all times during the term of my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Company expressly and specifically authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its investors, customers, strategic partners and other third parties that the Company is under an obligation to keep confidential, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, research and development activities, customers, clients, suppliers, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, however, that Proprietary Information shall not include any information that is or, after receipt by me becomes, public knowledge through no fault of my own or any agent of mine or that is properly transmitted to me by a third-party without breaching a duty of confidentiality to the Company. I will not, at any time, improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not knowingly bring into the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

ASSIGNMENT OF INVENTIONS.

Proprietary Rights and Inventions. The term “Proprietary Rights” shall mean all trade secrets, know-how, patents, copyrights, trademarks, applications for any of the foregoing, and other intellectual property rights throughout the world. The term “Inventions” shall mean all trade secrets, trademarks, copyrights, service marks, logos, domain names, technical data, inventions, concepts, ideas, processes, data, programs, software and systems documentation, source code, object code, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques. For purposes of this Section 2, the term “Affiliate” shall mean any entity other than the Company in whose business I become actively involved at the request of the Company.

Prior Inventions. I have set forth on the attached Prior Inventions Schedule a complete list of all Inventions that I have, along or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Restrictive Covenant and Invention Assignment Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no prior Inventions. If, in the course of my employment with for the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

Assignment of Inventions. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) (a) that are related to the business of the Company, (b) that are created, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment with the Company or (c) that are related to the services that I am then providing or have provided exclusively to the Company or any of its Affiliates, whether or not during normal working hours or on the premises of the Company in the case of (b) and (c) above (collectively, the “Company Inventions”). I will, at the Company’s request, promptly execute a written assignment to the Company of any such Company Invention, and I will preserve any such Company Invention as part of the Proprietary Information of the Company.

Proprietary Rights and Inventions. I will promptly and fully disclose in writing to the Company all Company Inventions. I agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce Proprietary Rights relating to Company Inventions in the United States or any other country.

Copyrightable Works. I agree that any copyrightable works made by me (solely or jointly with others) that are otherwise covered by the terms hereof and that are protectable by copyright, shall be deemed to be “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. section 101). Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights (and all renewals and extensions thereof). To the extent that any of such works are not determined to be a work for hire, I hereby irrevocably, permanently, exclusively and absolutely assign and grant to the Company all right, title and interest in and to such works, including, without limitation, all copyrights therein (and all renewals and extensions thereof). The Company shall have the sole and exclusive right to use and exploit such works, in whole or in part, in any media or technology known or hereafter devised, in perpetuity. The Company’s rights in and to such works may be assigned and licensed without limitation, and any such assignment or license shall be binding on me and shall inure to the benefit of such assignee or licensee. I shall have no rights of consultation and/or approval with respect to the Company’s exploitation, revision and/or use of such works. Moreover, I hereby waive, forfeit, relinquish and abandon all “moral rights” (as said term is commonly understood) and all rights of attribution and integrity that I may otherwise have had with respect to such works through the universe, and all rights I might otherwise have had under the Visual Artists Rights Act of 1990.

NO CONFLICTING OBLIGATION.

I represent that my performance of all the terms of this Restrictive Covenant and Invention Assignment Agreement as a consultant, or otherwise, of the Company does not and will not breach any other restrictive covenant or similar agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree not to enter into, any other restrictive covenant or similar agreement whether written or oral in conflict herewith,

ADDITIONAL ACTIVITIES.

Non-Competition. During the term of my engagement by the Company and for the one (1) year period beginning on the date that my employment with the Company terminates (for any reason whatsoever, whether voluntary or involuntary), I will not, without the Company’s express written consent, directly or indirectly, participate as a principal, employee, consultant, partner, member or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly-held company) whose primary business is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Company during my engagement by the Company or at the time of termination of my engagement by the Company. I understand that should I violate this provision of this Agreement, I shall continue to be bound by the restrictions set forth in such provision until a period of one (1) year has expired without violation of such provision.

Non-Solicitation and Non-Hire. During the term of my employment by the Company and for the two (2) year period beginning on the date that my employment with the Company terminates, I will not either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any employee, consultant, independent contractor, customer or supplier of the Company, to change or terminate his, her or its relationship with the Company or otherwise to become an employee, consultant, independent contractor or customer to, for or of any other person or business entity. Notwithstanding the foregoing, general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees, consultants or independent contractors shall not be deemed to constitute solicitation for purposes of this Section 4.2. I understand that should I violate this provision of this Agreement, I shall continue to be bound by the restrictions set forth in such provision until a period of two (2) years has expired without violation of such provision.

RETURN OF COMPANY DOCUMENTS AND PROPERTY. Upon termination of my employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, I will deliver to the person designated by the Company (a) all originals and copies of all documents (in paper and electronic form) of the Company in my possession, under my control or to which I may have access and (b) all other property of the Company in my possession, under my control or to which I may have access, including without limitation, all keys and/or access cards, computers, pagers, cell phones, other electronic devices belonging to the Company, licensed software and passwords, Company files and documentation of any kind.

LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique, because I have had and will continue to have access to and have become and will continue to become acquainted with the Proprietary Information of the Company and because any breach by me of any of the restrictive covenants contained in this Restrictive Covenant and Invention Assignment Agreement would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Restrictive Covenant and Invention Assignment Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of this Restrictive Covenant and Invention Assignment Agreement. I agree that in any action in which the Company seeks injunctive, specific performance or other equitable relief, I will not assert or contend that any of the provisions of this Restrictive Covenant and Invention Assignment Agreement are unreasonable or otherwise unenforceable.

NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notices shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing, or if sent by overnight courier upon written verification of receipt.

SERVICES. I agree and understand that nothing in this Restrictive Covenant and Invention Assignment Agreement shall confer any right with respect to continuation of my employment with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment with the Company at any time, for any reason.

UNITED STATES GOVERNMENT AND OTHER OBLIGATIONS. I acknowledge that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

GENERAL PROVISION. This Restrictive Covenant and Invention Assignment Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania; as such laws are applied to Restrictive Covenant and Invention Assignment Agreements. I acknowledge and agree that I have had an opportunity to seek advice of counsel in connection with this Restrictive Covenant and Invention Assignment Agreement and that the covenants contained herein are reasonable in geographical and temporal scope and in all other respects. If any court or other decision-maker of competent jurisdiction determines that any of my covenants contained in this Restrictive Covenant and Invention Assignment Agreement, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in this Restrictive Covenant and Invention Assignment Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Restrictive Covenant and Invention Assignment Agreement, and this Restrictive Covenant and Invention Assignment Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Restrictive Covenant and Invention Assignment Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, it successors, and its assigns. The provisions of this Restrictive Covenant and Invention Assignment Agreement shall survive the termination of my employment with the Company and the assignment of this Restrictive Covenant and Invention Assignment Agreement by the Company to any successor-in-interest or other assignee. No waiver by the Company of any breach of this Restrictive Covenant and Invention Assignment Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Restrictive Covenant and Invention Assignment Agreement shall be construed as a waiver of any other right. The obligations pursuant to Sections 1 and 2 of this Restrictive Covenant and Invention Assignment Agreement shall apply to any time during which I was previously retained to perform services for the Company, or am in the future employed or retained to perform services for the Company, by the Company as a consultant if no other Restrictive Covenant and Invention Assignment Agreement governs nondisclosure and assignment of inventions during such period. This Restrictive Covenant and Invention Assignment Agreement is the final, complete and exclusive Restrictive Covenant and Invention Assignment Agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Restrictive Covenant and Invention Assignment Agreement, nor any waiver of any rights under this Restrictive Covenant and Invention Assignment Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Restrictive Covenant and Invention Assignment Agreement.

*****

This Restrictive Covenant and Invention Assignment Agreement shall be effective as of the date set forth below.

Dated: March 1, 2017

I have read this Agreement carefully and understand its terms. 1 have completely filled out the Prior Inventions Schedule to this Agreement.

/s/ Peter Donato
Name: Peter Donato

Address:

[Address]

ACCEPTED AND AGREED TO:

NEURONETICS, INC.

3222 Phoenixville Pike

Malvern PA 19355

/s/ Chris Thatcher
Name: Chris Thatcher
Title: President and CEO

Date: March 1, 2017

PRIOR INVENTIONS SCHEDULE

FROM:

DATE:	Mar 1, 2017
SUBJECT:	Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment with the Company that have been made or conceived or r s t reduced to practice by me alone or jointly with others prior to my employment by the Company:

☒	No inventions or improvements.

☐	see below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary and duty of confidentiality with respect to which I owe to the following party(ies): N/A PLD

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

Exhibit B

For purposes of this Agreement, “Cause” shall mean a reasonable belief by the Company that one or more of the following acts, events or conditions has occurred:

(i) your failure or refusal (other than by reason of disability) to faithfully and professionally carry out your duties and responsibilities, or to comply with the lawful directives of the Board or the President and Chief Executive Officer;

(ii) your dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on your part intended to or likely to injure the business of the Company);

(iii) your indictment, arraignment or conviction of any felony or of any other crime involving moral turpitude, fraud, dishonesty or theft, or engaging in any act or omission which is a violation of any law or regulations protecting the rights of employees, whether or not relating to your employment;

(iv) your use or being under the influence of drugs, chemicals or controlled substances (except when used in accordance with a prescription) either (A) in the course of performing your duties and responsibilities under this Agreement and/or on Company premises, or (B) otherwise affecting your ability to perform the same;

(v) your material breach of or material’ failure to comply with any provision of this letter agreement or the Restrictive Covenant and Invention Assignment Agreement; or

(vi) any wanton or willful dereliction of your duties.